Exhibit 3.20

STATE OF DELAWARE
SECRETARY OF STATE
DIVISION OF CORPORATIONS
FILED 01:30 PM 12/16/2002
020772161 – 0800568

CERTIFICATE OF OWNERSHIP AND MERGER

OF

DETECTIVE HOLDINGS, INC.

(a Delaware corporation)

INTO

FT INTERACTIVE DATA CORPORATION

(a Delaware corporation)

It is hereby certified that:

1. FT Interactive Data Corporation (hereinafter sometimes referred to as the “Corporation”) is a business corporation of the State of Delaware.

2. The Corporation is the owner of all of the outstanding shares of common stock of Detective Holdings, Inc., which is a business corporation of the State of Delaware.

3. On December 16, 2002, the Board of Directors of the Corporation adopted the following resolutions to merge Detective Holdings, Inc. into the Corporation:

RESOLVED:	That Detective Holdings, Inc. be merged into the Corporation, and that all of the estate, property, rights, privileges, powers and franchises of Detective Holdings, Inc. be vested in and held and enjoyed by the Corporation as fully and entirely and without change or diminution as the same were before held and enjoyed by Detective Holdings, Inc. in its name; and further

RESOLVED:	That the Corporation shall assume all of the obligations of Detective Holdings, Inc.; and further

RESOLVED:	That the Corporation shall cause to be executed and filed and/or recorded the documents prescribed by the laws of the State of Delaware and by the laws of any other appropriate jurisdiction and will cause to be performed all necessary acts within the State of Delaware and within any other appropriate jurisdiction; and further

RESOLVED:	That the effective time of the Certificate of Ownership and Merger setting forth a copy of these resolutions and the time when the merger therein provided for shall become effective shall be December 16, 2002; and further

RESOLVED:	That the President, Chief Executive Officer, any Vice President, Secretary or Treasurer of the Corporation (the “Authorized Officers”) be and hereby are, and each of them acting singly hereby is, authorized and empowered, in the name and on behalf of this Corporation to execute and deliver all certificates, notices, filings and agreements required by the laws of the State of Delaware, and by the laws of any other appropriate jurisdiction, all in such form as the Authorized Officers may deem necessary or desirable to consummate this merger all in such form as the Authorized Officers may deem necessary or appropriate to carry out the intents and purposes of these resolutions, the taking of any such action to be conclusive evidence that the same has been authorized by the Board of Directors of this Corporation; and further

RESOLVED:	That all actions taken and documents executed by the Authorized Officers or directors of the Corporation, or any person or persons designated and authorized to act by any of them, prior to the adoption of these resolutions related to or in connection with the transactions described above, are hereby ratified, confirmed, approved and adopted in all respects.

FT INTERACTIVE DATA CORPORATION

By:

Name:	William Grieve
Title:	Vice President

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